UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 26, 2007

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-22613	93-0797222
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 29, 2007, AVI BioPharma, Inc. (the “Company”) entered into an agreement with the AVI Shareholder Advocacy  Trust (the “Trust”), the Shareholder Advocate LLC, and Richard Macary (the “Trust Agreement”). Under the Trust Agreement, the Board of Directors of the Company agreed to appoint Dr. Gil Price and Mr. William Goolsbee as directors of the Company. These new directors will fill the unexpired terms of James Hicks and Alan Timmins, who have resigned as directors of the Company effective October 29, 2007. Alan Timmins will continue to serve as President and Chief Operating Officer and Dr. Hicks will continue to serve the Company as a consultant.

As directors, Dr. Gil Price and Mr. William Goolsbee will receive (a) a grant of options to purchase 33,000 shares of the Company’s common stock at the closing price on the date of grant, with vesting of such options in equal annual installments over a four year period; (b) directors fees of $30,000 per year paid in equal quarterly installments of $7,500; (c) eligibility to receive additional fees if appointed to serve on any board committees; and (d) reimbursement of expenses incurred on behalf of the Company, including but not limited to those incurred for attendance at meetings of the Board of Directors. While serving as directors they will also be eligible to receive annual grants of options to purchase 10,000 shares of the Company’s common stock, with such options vesting in equal monthly installments over a period of 12 months.

Under the Trust Agreement, the Trust, the Trust’s managing trustee, the Shareholder Advocate LLC, and Richard Macary have agreed to terminate the Trust and, subject to certain conditions, not to take certain actions until at least the close of the Company’s annual meeting of shareholders in 2010. These actions include any activities that relate to or would result in extraordinary transactions, including mergers, liquidation and transfer of a material amount of the Company’s assets, changes in the Board or management of the Company, changes in the Company’s business or corporate structure or material assets, or changes in the Company’s charter or bylaws.

The Company’s Board of Directors has discussed the Trust Agreement and theses actions with its largest shareholder, who has expressed his support for terms of the Board’s agreement with the Trust. This shareholder has agreed, until at least February 26, 2008, not to initiate or support others who may initiate actions that would call for additional changes in the Company’s management, Board structure or Board composition, or any transaction that might result in a change of control of the Company.

Effective October 26, 2007, the Company entered into an Amended and Restated Employment Agreement with Alan Timmins, the Company’s President and Chief Operating Officer (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Timmins will continue to receive his salary of $310,000, continue to be eligible for bonuses awarded at the discretion of the Board of Directors and continue to be eligible for benefits provided by the Company to its executive officers. Under the Employment Agreement, Mr. Timmins’ severance compensation was modified to provide that upon termination of his employment by the Company other than for Cause (as such term is defined in the Employment Agreement), or upon his voluntary termination of employment for Good Reason (as defined in the Employment Agreement), (a) the Company shall pay to Mr. Timmins $630,000, without interest, payable as follows: 1/3 paid on the  effective date of termination with the balance to be paid in equal installments over the 12 months following such effective date in accordance with the  Company’s standard payroll procedures; (b) all outstanding options granted to Mr. Timmins pursuant to the Company’s 1992 Stock Incentive Plan, or successor plan, which vest with the passage of time (and are not performance related) shall be immediately fully vested and (c) the exercise period of all such options shall be extended to the earlier of their original expiration date or eighteen (18) months from the date of termination.

Effective October 26, 2007, the Company entered into a consulting agreement with James Hicks (the “Consulting Agreement”). Under the terms of the Consulting Agreement, for a period of two years, Dr. Hicks will provide services as requested by the Board of Directors up to eight hours per month and, in return for such services, will be paid $2,500 per month, plus options each year of the Consulting Agreement to purchase 10,000 shares of the Company’s common stock. Such options shall have an exercise price not less than fair market value on the grant date and shall vest ratably on each monthly anniversary date of the grant over twelve months of continued service as a consultant. Services in excess of 8 hours per month will be billed at the hourly rate of $312.50.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

99.1	Press Release dated October 30, 2007

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on October 30, 2007.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer
(Principal Operating Officer)

Exhibit Index

Exhibit	Description

Exhibit 99.1	Press Release dated October 30, 2007